Exhibit 99.1

For Further Information Contact:

Tony Deasey Celsion Corporation 410.290.5390 tony@celsion.com	Steve Chizzik Equity Communications 973.912.0980 chizz1@comcast.net	Jennifer Zimmons Strategic Growth International, Inc. 212.838.1444 info@sgi-ir.com

CELSION ANNOUNCES RESIGNATION OF VICE PRESIDENT AND MEDICAL DIRECTOR

Columbia, MD – SEPTEMBER 13, 2004: CELSION CORPORATION (AMEX: CLN) today announced the resignation of Dr. William E. Gannon, as the Company’s Vice President—Clinical Affairs and Medical Director. Dr. Gannon has served in those positions since January 2002.

According to Dr. Augustine Cheung, Celsion’s President and Chief Executive Officer, the functions previously performed by Dr. Gannon are being carried out by internal clinical staff and medical consultants.

About Celsion: Celsion Corporation, based in Columbia, Maryland, is a biotechnology based in Columbia, Maryland, is a biotechnology company dedicated to the development and commercialization of treatment systems for cancer and other diseases using focused-heat energy, either administered alone, or in combination with other therapeutic devices, heat-activated genes or heat-activated drugs.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City, Roswell Park Cancer Institute in Buffalo, New York and Duke University. For more information on Celsion, visit our website: www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission